EXHIBIT 10.02

                          INVOICE DISCOUNTING AGREEMENT

AN AGREEMENT made the twenty first day of November 1996

BETWEEN

     1. The person whose name and address is set out in the schedule hereto and who is there described as the Vendor ("the Vendor") and

     2. LOMBARD NATWEST DISCOUNTING LIMITED of Smith House Elmwood Avenue Feltham Middlesex ("LND")

WHEREBY it is agreed as follows:

     1. The Agreement shall commence on the date specified in the schedule and shall continue until terminated by either party by not less than three months' written prior notice.

     2. (a) The Vendor shall sell with full title guarantee and LND shall purchase free from all charges liens and other encumbrances and upon the terms hereof all Receivables; subject to such exceptions as may from time to time be specified by LND.

        (b) The purchase of any Receivable shall be complete and the rights to such Receivable shall vest in LND upon that Receivable coming into existence.

        (c) "Receivables" means all the book debts, invoice debts, accounts notes, bills, acceptances and/or other forms of obligation owned by or owing to the Vendor which are in existence at the date of commencement of this Agreement or which come into existence during the currency of this Agreement in respect of contracts entered into by the Vendor for the sale of goods or the provision of services in the ordinary course of business to customers in countries as set out in the schedule, and which are payable in the United Kingdom in any of the currencies specified in the schedule ("the Approved Currencies"), and shall also include all the Vendor's rights under the contract concerned and in the goods the subject matter of that contract. [However, the expression does not include a sum payable in full in the United Kingdom prior to the despatch of the goods or payable against documents under an irrevocable letter of credit confirmed by a bank in the United Kingdom before despatch of the goods. For these purposes, "despatch" is deemed to be made when the Vendor parts with possession of goods in any way for the purpose of transmitting them to a customer.]

        (d) The purchase price, which shall be payable as herein provided by LND to the Vendor, for any Receivable purchased in accordance with Clause 2(a) shall be the full amount payable by the Vendor's customer for the goods or services to which the Receivable relates

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(together with any VAT, tax or other impost payable in respect thereof) as notified by the Vendor to LND less:

            (i) any discount commission or other allowances due or allowable to the customer and shown on the relevant invoice; and

            (ii) the Discounting Charge and shall be payable (subject as set out below) in the currency in which the Receivable is expressed.

        (e) All sales of Receivables made hereunder shall be absolute sales.

        (f) "United Kingdom" means the United Kingdom of Great Britain and Northern Ireland, the Isle of Man and the Channel Islands.

     3. Subject to the provisions of the Agreement and compliance by the Vendor with Clause 9(b)(vi) LND shall remit (and at any time at the sole discretion of LND it may remit) to the Vendor any part of the balance standing at the credit of any of the Receivables Purchased Accounts up to the full amount thereof less any amount which LND in its sole discretion requires as a retention. Any balance which may stand at the debit of the Vendor on a Receivables Purchased Account shall be payable by the Vendor to LND on demand. LND will notify the Vendor from time to time of the basis on which it proposes to exercise its discretion under the terms of this clause.

     4. (a) Receivables Purchased Accounts will be maintained by LND in respect of each of the Approved Currencies to which will be credited:

            (i) the full purchase price (as defined in Clause 2(d) but ignoring the Discounting Charge) of all Receivables payable in the relevant currency advised to LND

            (ii) any costs or expenses recovered by LND under Clause 13
                 (expressed in the relevant Approved Currency if actually recovered in a different currency);

           (iii) any amount paid by the Vendor to LND under this Agreement (but shall not include any monies remitted to LND under Clause 9(b)(viii)) expressed in the relevant Approved Currency if actually recovered in a different currency;

           and to which will be debited (so far as the same relate to Receivables denominated in the Approved Currency concerned):

            (iv) all payments made to the Vendor by LND under the terms of this
                 Agreement; the full value of all credit notes issued by the Vendor;

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            (vi) the amount of any Receivables which LND gives notice to the
                 Vendor to repurchase under Clause 15;

           (vii) the amount of any sum payable by the Vendor under Clauses 6, 11 (b)(i), 11(b)(ii) and 13;

          (viii) the amount of any payment cost damage or liability made or sustained by LND arising directly or indirectly in consequence of any breach of warranty or undertaking by the Vendor or of steps reasonably taken by LND to mitigate such payment cost or damage or liability;

            (ix) a Discounting Charge which will be calculated at the rate specified in the schedule each day on the net daily balance standing at the debit of the Memorandum Discounting Statement referable to the relevant Approved Currency and will be recovered by deduction from the next payment by LND to the Vendor in respect of sums payable in the relevant Approved Currency;

            (x) a Commission Charge in accordance with Clause 5 which will be debited on the last working day of each month and recovered by deduction as set out in paragraph (ix) above.

        (b) Memorandum Discounting Statements in respect of each of the Approved Currencies will be maintained by LND for the purpose of calculating Discounting Charges to which shall be credited:

            (i) all payments received in respect of customer payments in the relevant currency as described in Clause 9(b)(viii);

            (ii) any payments received in the relevant currency direct by LND in respect of the Receivables purchased under this Agreement;

           (iii) any amount paid by the Vendor to LND in the relevant currency;

            (iv) any amount that falls to be credited to the relevant
                 Receivables Purchased Account at Clause 4(a)(ii)above;

            (v) any amount paid in the relevant currency by any other person to LND under Clause 11(b);

      and to which will be debited (so far as the same relate to Receivables denominated in the Approved Currency concerned

            (vi) all payments made to the Vendor by LND under the terms of this
                 Agreement;

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           (vii) the amount of any sum payable by the Vendor to LND under
                 Clauses 11(b)(i), 11(b)(ii) and 13;

          (viii) the amount of any sum payable under Clause 4(a)(viii) above;

            (ix) the amount of any cheque or other instrument credited under
                 Clauses 4(b)(i); 4(b)(ii); 4(b)(iii); 4(b)(iv); and 4(b)(v)
                 above where such cheque or instrument is dishonoured;

            (x)  a Discounting Charge as described at Clause 4(a)(ix) above;

            (xi) a Commission Charge as described at Clause 4(a)(x) above.

        (c) At the end of each month LND will send to the Vendor copies of each of the Receivables Purchased Accounts and each of the Memorandum Discounting Statements.

     5. LND shall be entitled to charge the Vendor a commission which shall be calculated as being the percentage specified in the Schedule hereto of the gross amount of Receivables sold to LND in each month. All such commission charges shall be subject to applicable Value Added Tax at the prevailing rate.

     6. Where any Receivable purchased by LND remains unpaid whether wholly or in part after payment thereof has become due or where at any time the customer disputes liability for payment or asserts any right of lien retention or setoff the Vendor shall on demand pay to LND the full amount or the whole of the unpaid amount of that Receivable.

     7. (a) The Vendor shall at its own expense and if so requested by LND execute a separate assignment in writing to LND of any Receivable sold to LND in accordance with this Agreement and of any rights which the Vendor may have in relation thereto.

        (b) If in relation to any Receivable it is not possible for LND to take a separate assignment of the Receivable as set out in sub-clause (a) of this Clause 7, the Vendor will continue to hold such Receivable in trust for LND and any payments received in respect thereof will be immediately paid to LND.

     8. (a) The Vendor shall not grant any fixed or floating charge over any existing or future Receivables of the Vendor and shall procure the exclusion of such Receivables from any charge in which they would otherwise be comprised.

        (b) The Vendor shall not assign charge or in any way dispose of the benefit of this Agreement without the express consent in writing of LND.

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        (c) During the currency of this Agreement the Vendor or if applicable its parent subsidiary or associated company shall not enter into any agreement for the charging or discounting of its Receivables without the express consent of LND.

     9. (a) The Vendor hereby warrants to LND that in relation to each Receivable sold hereunder by the Vendor to LND and so that this warranty shall be deemed to be repeated on each occasion on which the Vendor makes an advice of Receivables to LND:

            (i) the goods have been duly delivered or the services duly provided;

            (ii) no other person has an interest in or any charge lien or other encumbrance on the Receivable to which the advice relates;

           (iii) the Receivable is an existing and bona fide obligation of the Vendor's customer arising out of the sale of goods or the provision of services by the Vendor in the ordinary course of its business;

            (iv) the Vendor is not then in breach of any of its obligations to the customer and the customer will accept the goods sold or the services provided and the invoices therefor (or if the customer is bankrupt or in liquidation the customer's trustee in bankruptcy or liquidator will accept a proof of debt for the unpaid balance of the invoiced price) without any dispute or claim whatsoever (whether justifiable or not) including disputes as to price, terms, quantity, or quality, set-offs or counter-claim or claims of release from liability or inability to pay because of any act of God or public enemy or war or because of the requirements of law (whether in the United Kingdom or elsewhere) or of rules orders or regulations having the force of law;

            (v) the customer is not a subsidiary, co subsidiary, parent or associated company of the Vendor or under the same director or shareholder control as the Vendor;

            (vi) the customer has obtained all the authorities necessary under the regulations in force in the country to which the goods are despatched or services rendered, or from which payment is to be made, in order to pay the Receivables in accordance with the contract or invoice;

           (vii) the contract with the customer specifies the nature and quantity of the goods or services and the terms and currency of payment;

          (viii) the customer's authority to import the goods or receive the services and to pay for them is not subject to conditions as to the export of other goods from any country or as to payment for such other goods when so exported;

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            (ix) the goods or services are to be or have been exported to or rendered in and payment is to be made from the customer's country of residence; and

            (x) the contract for the sale of goods or provision of services between the Vendor and its customer shall be expressed to be governed and construed in accordance with English law, and such choice of law is in all respects valid and binding on the customer.

        (b) The Vendor hereby undertakes with LND so that this undertaking shall continue throughout the term of this Agreement:

            (i) promptly to perform all further or continuing obligations of whatsoever nature of the Vendor to the customer arising out of the sale of goods or the provision of services as a result of which any Receivable comes into existence;

            (ii) on request by LND to give notice to the Vendor's customers or to such of them as LND shall direct that the right to the Receivables specified in such notice (which may include Receivables which have not yet come into existence) has been assigned to LND such notice to be in such form as LND shall require;

           (iii) to disclose to LND any change or prospective change in the constitution or control of the Vendor and any other fact or matter known to the Vendor which is material to be known by a purchaser of the Receivables;

            (iv) in respect of every Receivable (but only after delivery of the relevant goods or the provision of the relevant services) to complete and deliver to LND an advice form supplied for such purpose by LND signed by an authorised official. The Vendor shall also remit any such other documents in support of each Receivable as LND may require;

            (v) that all entries relating to the sale of any Receivable by the Vendor to LND are duly recorded in the books of the Vendor and to ensure that all accounts maintained in the books or records of the Vendor in the names of its customers bear a conspicuous notation that they have been assigned to LND;

            (vi) in relation to each of the Approved Currencies to send to LND by the day of each month specified in the Schedule and in a manner approved by LND and made up to the last day of the preceding month:

                (a) an aged analysis of the Receivables sold to LND which remain outstanding at that date such analysis being aged on the basis specified in the

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Schedule by invoice date and identifying those accounts which are either disputed or in solicitors' hands;

                (b) a copy of the Sales Ledger Account relating to the
            Receivables purchased by LND under this Agreement;

            (vii) to allow LND and its authorised agents at regular intervals determined by LND and at such other times as LND shall decide to visit the premises of the Vendor to inspect check and verify all books records accounts orders and correspondence and any other papers of the Vendor that LND may require. The Vendor at the request of LND will supply LND with statements of its financial position and results of its operations certified by the Vendor's auditors;

            (viii) the Vendor as trustee for LND will hold and keep separate from any other monies of the Vendor all remittances received by it in payment of any Receivable which has been sold to LND. The Vendor will immediately pay all remittances endorsed where required:

                (a) direct to the account of LND at the bankers of LND, or

                (b)  into a trust account in the name of LND.

     10. The Vendor hereby irrevocably:

         (a) authorises LND to endorse the name of the Vendor on any and all cheques or other forms of remittance received where such endorsement is required to effect collection or to perfect LND's title as a holder in due course or for any other reason;

         (b) appoints LND the attorney of the Vendor to execute in the name and on behalf of the Vendor any assignment requested under Clause 7.

     11. (a) On purchase by LND of any Receivable then any title, property, right or interest of the Vendor in the goods to which such Receivable relates (including all such goods that may be rejected or returned by the customers of the Vendor), all the Vendor's rights as unpaid Vendor and all other rights of the Vendor under the contract or contracts pursuant to which the Receivable comes into existence (whether such rights be created by contract, statute or other rule of law) shall be deemed to be assigned and transferred to LND absolutely whether or not the goods shall have been delivered by the Vendor at the time of the said purchase.

         (b) Any goods recovered by or on behalf of the Vendor in pursuance of the exercise of any rights referred to in subclause (a) of this Clause shall be treated as returned goods and all returned goods shall be promptly notified to LND and shall be set aside marked with LND's name and held for LND's account as owner. LND shall (in addition to and without prejudice to any other rights it may have) have the right to take possession of and to sell or cause to be sold

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without notice any returned goods at such prices to such purchasers and upon such terms and conditions as it may deem advisable and in the event of any such sale the Vendor shall pay to LND on demand (and without asserting any right of set-off):

             (i) the difference between the amount of the Receivable relating to such goods and the amount received by LND on any such sales; and

             (ii) any costs and expenses (including legal fees) incurred by LND in relation to any such repossession and sale.

         (c) On purchase by LND of any Receivable then without prejudice to the generality of the provisions of sub-clause (a) of this Clause, there shall vest in LND the benefit of all guarantees, indemnities, insurances and securities given to or held by the Vendor in respect of such Receivable or of goods or services to which it relates.

     12. LND shall not be liable to the Vendor for the amount of any discount, commission or allowance wrongly claimed or deducted by the customer in respect of any Receivable unless and until such amount has been received by LND.

     13. On or after the making of a request by LND under Clause 9(b)(ii) LND shall have the sole right of collecting and enforcing payment of Receivables (other than those re-assigned after payment of the repurchase price) in whatever manner it may in its absolute discretion decide, whether or not the Vendor has been debited with the amount of the Receivables and the Vendor shall co-operate to procure such collection and enforcement. The conduct of any proceedings shall be with LND who may (where necessary in the name of the Vendor) institute, compromise, settle abandon or in any manner whatsoever conduct such proceedings upon such terms as LND in its sole discretion shall decide and the Vendor shall be bound by all acts of LND under this Clause. The Vendor shall be responsible for and shall forthwith on demand pay all costs charges and expenses of whatsoever nature incurred by LND under this Clause.

     14. LND shall be entitled to debit the relevant Receivables Purchased Accounts and Memorandum Discounting Statements with and/or set-off against any monies payable to the Vendor any sums payable by the Vendor in the relevant currency to LND whether for debt or liquidated or unliquidated damages and whether payable presently or contingently.

     15. (a) Should the Vendor at any time commit any breach of this Agreement or become insolvent or pass a resolution for member's voluntary winding up or call any meeting of creditors or should the Vendor's income or assets or any part thereof be seized under any execution of legal process or under distress for rent then LND may determine this Agreement forthwith by written notice delivered or posted to the Vendor at the address of the Vendor stated in the Schedule or at the Vendor's Registered Office or at any other address at which the Vendor carries on business. At any time after the termination of the Agreement pursuant to this Clause LND shall be entitled by notice to require the Vendor to repurchase at face value so much of any receivable purchased by LND as then remains outstanding but so that LND shall remain legal and beneficial owner of the Receivable until the repurchase price has been paid;

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         (b) At any time after giving notice as set out above, LND shall be entitled (but not obliged) to combine and consolidate the Receivables Purchased Accounts and (separately) the Memorandum Discounting Statements relating to Receivables denominated in different currencies and, in so doing, shall convert the sums concerned into sterling. Further, any payment made by the Vendor to LND in respect of the repurchase of a Receivable shall be made in sterling converted at the date of actual payment (if LND shall not then have exercised its right to combine accounts set out above) or at the date on which such combination took place.

     16. "Insolvency" means, in the case of an individual or partnership firm the commencement of the bankruptcy of the individual or firm and in the case of a company the commencement of winding up of the company by reason of inability to pay its debts as they fall due or in either such case the appointment of a Receiver of any part of the income or assets of the individual firm or company or the making of an arrangement or composition with creditors whichever event first occurs.

     17. All conversions from one currency to another required in connection herewith (whether for the purposes of accounting or payment) shall be made at the prevailing spot rate for the purchase of the second currency with the first, as at 11 a.m. on the date of conversion, as quoted by National Westminster Bank plc.

     18. LND's rights under this Agreement shall not be affected by the grant of any time or indulgence to the Vendor or to any customer or any failure to exercise or delay in exercising any right or option available against the Vendor any customer or any other person nor by any step taken by LND

     19. The terms set out in this Agreement represent the whole of the terms agreed between LND and the Vendor to the exclusion of any prior or contemporaneous statements on the part of LND whether expressed or implied and whether oral or in writing.

     20. The Vendor will bring the terms of this Agreement to the attention of its auditors for the time being, and authorises LND to disclose to its auditors for the time being such information relating to this Agreement and its operation as its auditors shall from time to time request.

     21. This Agreement and any purchase of a Receivable pursuant to it shall be construed in accordance with and governed by English Law.

     IN WITNESS whereof the Vendor and LND have executed these presents as a deed in the manner hereafter appearing.

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                                  THE SCHEDULE

1.    NAME LND REGISTERED OFFICE OF THE VENDOR:

      European Micro Plc
      Market Court
      20-24 Church Street
      Altrincham
      Cheshire
      WA14 4DW            Registered Number 2663964  England.

2.    COMMENCEMENT DATE: 25th November 1996.

3     COMMISSION RATE: 0.07% subject to a minimum commission charge of
(pound)15,000 per annum.

4.    DISCOUNTING CHARGE RATE:
      1.75% over National Westminster Bank PlcBase Rate in respect of pounds sterling.
      1.75% over cost of funds in respect of other approved currencies.

5.    VENDOR'S TERMS OF SALE: 30 days.

6.    DAY OF MONTH RETURNS ARE DUE BY: 15th of the month following.

7. BASIS ON WHICH ANALYSIS OF RECEIVABLES IS TO BE AGED: From invoice date, separately identifying outstanding amounts by Customer, showing customer balances as follows:- total, up to 30 days old, 31 - 60 days old, 61 - 90 days old, 90 days plus old, plus a summary ageing of the totals of each of these categories.

8.    SPECIAL CONDITIONS PRIOR TO COMMENCEMENT:

      (a) That the paid up share capital of the Vendor be increased to a minimum of (pound)1,000,000 as evidenced by a copy of the completed Return of Allotment form sent to Companies House, together with a letter from the Vendor's auditors confirming that all formalities concerning the capital increase have been completed.

      (b) That LND receive from National Westminster Bank Plc, as the holders of a debenture, a Letter of Waiver in a form satisfactory to LND which will allow LND to purchase the Vendor's Receivables.

      (c) That LND receive written confirmation from National Westminster Bank Plc that residual overdraft and forward exchange facilities of at least (pound)500,000 and (pound)400,000 respectively operational post commencement of the Invoice Discounting facility will be provided.

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      (d) That LND are to take a fixed charge over the Vendor's Book Debts in support of the Invoice Discounting Agreement and that costs of (pound)250 plus VAT are to be taken by LND at commencement.

9.    OTHER CONDITIONS:

      (a) That sales to associated companies, both those existing at present or in the future, potential contra customers (to be ledgered by the Vendor separately), pro-forma and cash sales are to be excluded from the Invoice Discounting Agreement.

      (b) That LND receive copies of the management accounts of the Vendor on a quarterly basis within six weeks of each relevant quarter end commencing with the Vendor's quarter ending 30th June 1996.

      (c) That the net worth of the Vendor will not reduce below
(pound)1,050,000 in the Vendor's financial year ending 31st December 1996. It is the expectation of LND that the net worth of the Vendor will not be reduced below (pound)1,175,000 as a result of dividend payments in the Vendor's financial year to 31st December 1997.

      (d) The standard requirement for copy invoices and credit notes is waived by LND subject to the provision by the Vendor of Invoice and credit note listings in a format acceptable to LND.

      (e) That the Vendor obtain suitable Loss of Book Debt Records insurance with the interest of LND noted thereon or alternatively supply LND with written confirmation that duplicate records of the sales ledger are maintained and taken off-site each night.

      (f) That the sales ledger ageing reports supplied by the Vendor to LND as at each month end are to show the total balance outstanding for each customer and a final total for all accounts suitable for LND's requirements.

      (g) That the Vendor assign the credit insurance policies in favour of LND in respect of both domestic and export debts. LND are to monitor the satisfactory administration of the policies by the Vendor at audit.

      (h) That given that the Vendor requires currency funding the Vendor is to maintain separate sales ledgers as follows:

           (a)  Domestic Sterling         (b)  Export Sterling
           (c)  Export Deutschemarks      (d)  Export US Dollars
           (e)  Export Dutch Guilders     (f)  Exclusions.

      (i) That LND will provide the vendor with LND's FacFlow service free of charge.

10.   COUNTRIES: All countries.

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11.   APPROVED CURRENCIES: Pound Sterling, Deutschemarks, US Dollars, Dutch
Guilders.

The COMMON SEAL of
EUROPEAN MICRO PLC was affixed to this
Deed in the presence of:

                Director                  /s/ Bernadette Spofforth

                ** Director/Secretary     /s/ Laurence Gilbert

THE COMMON SEAL OF LOMBARD
NATWEST DISCOUNTING LIMITED was
affixed to this Deed in the presence of:

                Director                  /s/ Lombard Natwest

                Authorised Signatory      /s/ Lombard Natwest

** Delete as applicable